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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

TELLABS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Tellabs, Inc., 1415 West Diehl Road, Naperville, Illinois 60563-2359

Notice of Annual Meeting of Stockholders

Date:   Thursday, April 26, 2007
Time:  2:00 p.m., Central Daylight Time
Place: The Abbington
            3S002 Route 53
            Glen Ellyn, Illinois 60137
Purposes of the Annual Meeting:

1.	To elect four directors to serve until the 2010 Annual Meeting of Stockholders;

2.	To vote on a proposal to ratify the appointment of the Company’s independent auditors; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
Proxy voting:
Whether or not you plan to attend, you can be sure your shares are represented at the Annual Meeting by promptly voting and submitting your proxy by phone, Internet, or completing, signing, dating and returning your proxy card in the enclosed envelope.
Who may attend the Annual Meeting:
The Board of Directors has fixed the close of business on February 28, 2007, as the record date for the Annual Meeting. Only stockholders as of the record date are entitled to notice of, vote at and attend the Annual Meeting.
Directions to the Annual Meeting:
For a map and directions to the Annual Meeting, please refer to the back page of this Proxy Statement.
By Order of the Board of Directors,
James M. Sheehan
Secretary
March 15, 2007
This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on March 15, 2007.

WE URGE YOU TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE BY (1) CALLING THE TOLL-FREE NUMBER (1.800.690.6903), (2) ACCESSING THE INTERNET WEB SITE AT www.proxyvote.com OR (3) SIGNING, DATING AND MAILING THE ENCLOSED PROXY CARD.

Tellabs, Inc., One Tellabs Center, 1415 West Diehl Road, Naperville, Illinois 60563-2359

Proxy Statement

Tellabs, Inc.
One Tellabs Center
1415 West Diehl Road
Naperville, Illinois 60563-2359
The enclosed proxy is solicited by the Board of Directors (the Board) of Tellabs, Inc., a Delaware corporation (the Company), for use at the Company’s 2007 Annual Meeting of Stockholders (the Annual Meeting) to be held at 2:00 p.m. Central Daylight Time on Thursday, April 26, 2007.

Voting Information

Who can vote?
Only stockholders of record as of the close of business on February 28, 2007, are entitled to notice of, to vote at and to attend the Annual Meeting. At the close of business on that date, the Company had 437,366,853 shares of Common Stock outstanding.
For 10 days prior to our Annual Meeting, a list of stockholders of record entitled to vote will be available for inspection at our principal executive offices, 1415 West Diehl Road, Naperville, Illinois 60563-2359. If you would like to view the stockholder of record list, please call our Investor Relations department at (630) 798-3602 to schedule an appointment.
How do I vote?
Stockholders are entitled to one vote for each share held. A stockholder may revoke their proxy at any time before it is voted by filing a written revocation notice with the Secretary of the Company or by duly executing a proxy bearing a later date. Proxies may also be revoked by any stockholder present at the Annual Meeting who expresses a desire to vote his or her shares in person. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions. Subject to any such revocation, all shares represented by properly executed proxies that are received prior to the Annual Meeting will be voted in accordance with the directions on the proxy. If no direction is made, the proxy will be voted FOR the election of each of the four nominees for director and FOR the ratification of the Company’s independent auditors. The inspectors of election will tabulate votes cast in person or by proxy at the Annual Meeting and will determine whether a quorum (a majority of the shares entitled to be voted) is present at the meeting.
What are the voting requirements to elect the directors and to ratify the appointment of our independent auditors?
The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on the election of Directors and the ratification of our independent registered public accounting firm, even if the record holder does not receive voting instructions from you.
Election of Directors. A plurality of the votes cast is required for the election of directors. You may vote “for” or “withhold” with respect to the election of each director. Only votes “for” or “withhold”

are counted in determining whether a plurality has been cast in favor of a director. Abstentions are not counted for purposes of the election of directors.
Majority Voting Policy. Our Corporate Governance Guidelines, which are described later in this Proxy Statement, set forth procedures we will follow if a director-nominee is elected, but receives more “withhold” votes than “for” votes. In an uncontested election, any nominee for director who receives a greater number of votes “withhold” from his or her election than votes “for” election, is required to tender his or her resignation. The Nominating and Governance Committee is then required to make a recommendation to the Company’s Board with respect to whether to accept any such letter of resignation. The Board is required to take action with respect to this recommendation and to disclose its decision-making process.
Ratification of Appointment of Independent Auditors. The affirmative vote of a majority of the votes entitled to be cast by the holders of the Company’s Common Stock present or represented at the Annual Meeting and entitled to vote thereon is required to ratify the independent auditors. Abstentions and shares not voted by stockholders of record present or represented at the Annual Meeting and entitled to vote will have the same effect as a vote cast against ratification of the independent auditors. Shares not voted by brokers and other entities holding shares on behalf of beneficial owners, and shares for which authority to vote is withheld, will have no effect on ratification of the independent auditors.
To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person.
How do I vote if I am a Tellabs 401(k) Plan participant?
A Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy will be provided to each participant in the Tellabs 401(k) Plan (previously known as the Tellabs Advantage Program). Pursuant to the Tellabs 401(k) Plan, each participant is entitled to direct the trustee of the Tellabs 401(k) Plan with respect to voting (i) the shares of Common Stock allocated to the participant’s accounts; (ii) a proportion of the shares allocated to accounts of participants who do not return voting instructions to the trustee; and (iii) a proportion of all unallocated shares. Subject to its fiduciary duties, the trustee will vote allocated shares in accordance with the instructions received and will vote shares with respect to which no instructions are received and all unallocated shares in the same proportions as the shares with respect to which instructions are received. Tellabs 401(k) Plan participants should return the proxy as provided therein. Pursuant to the Tellabs 401(k) Plan, the trustee will not disclose the directions set forth on any individual proxy to the Company or its directors or officers, except as may otherwise be required by law.
Who pays for this proxy solicitation?
This proxy is solicited by the Board, and the cost of solicitation will be paid by the Company. Additional solicitation may be made by mail, personal interview, telephone or facsimile by Company personnel, who will not be additionally compensated for such effort. The cost of any such additional solicitation will be borne by the Company.
Where can I obtain additional information?
A copy of the Company’s 2006 Annual Report accompanies this Proxy Statement.
More information about the Company, including electronic copies of the Company’s 2006 Annual Report and this Proxy Statement, is available on the Company’s Web site at www.tellabs.com/investors.

Proposal for Election of Directors

The Company has three classes of directors with staggered terms. Members of each class serve a three-year term. At the 2007 Annual Meeting, the terms of the Class III directors will expire.
For your consideration and election, the Board has nominated the following four individuals as Class III directors: Michael J. Birck, Fred A. Krehbiel, Krish A. Prabhu and Linda Beck. If elected, these nominees will serve a term that expires at the Company’s 2010 Annual Meeting (or until their successors are elected and qualified). Unless otherwise instructed by you as a stockholder, it is intended that your shares represented by the enclosed proxy will be voted for these nominees, each of whom has been selected by the Board. Class I and Class II directors will continue in office for the remainder of their terms.
The Company is not aware of any other proposed nominees for directors. The Company anticipates that all of the nominees will be able to serve. However, if any nominee is unable to serve at the time of the Annual Meeting, your proxy will be voted for a substitute nominee nominated by the Nominating and Governance Committee of the Board and the Board.
THE BOARD RECOMMENDS A VOTE FOR MICHAEL J. BIRCK, FRED A. KREHBIEL, KRISH A. PRABHU AND LINDA BECK AS CLASS III DIRECTORS TO HOLD OFFICE UNTIL THE 2010 ANNUAL MEETING OR UNTIL THEIR SUCCESSORS ARE ELECTED.
Class III Nominees for Election Whose Terms Will Expire in 2010 if Elected

Michael J. Birck, 69, chairman and co-founder of Tellabs. Chairman since 2000, chief executive officer 2002-2004, chief executive officer and president 1975-2000. Director, Molex Incorporated, Illinois Tool Works. M.S.E.E., New York University; B.S.E.E., Purdue University. Tellabs director since 1975.
Fred A. Krehbiel, 65, co-chairman of Molex Incorporated since 1999. Co-chairman and chief executive officer 2004- 2005; chairman of the Board 1993-1999; vice chairman and chief executive officer 1988- 1993. Director, DeVry, Inc. B.A., Lake Forest College. Tellabs director since 1985.
Krish A. Prabhu, 52, president and chief executive officer of Tellabs since 2004. Partner, Morgenthaler Ventures 2001-2004. Chief operating officer of Alcatel Telecom 1999-2001; chief executive officer of Alcatel USA 1997-1999; various senior management positions at Alcatel 1991-1997. Ph.D. and M.S.E.E., University of Pittsburgh; M.S., Indian Institute of Technology; B.S., Bangalore University. Tellabs director since 2004.
Linda Beck, 43, president of New Edge Networks, an EarthLink subsidiary, since 2007. Executive vice president and general manager of business solutions at EarthLink 2005-2007. Executive vice president of operations 2000-2005; vice president of engineering at MindSpring 1999-2000. Various management positions at Netcom 1996-1999; Sybase 1994-1996; Amdahl 1992-1994; GTE 1987-1992. M.B.A., St. Mary’s College; B.S., Iowa State University. Tellabs director since 2006.

Class I Directors Continuing in Office Until 2008

Frank Ianna, 57, chief executive officer and director of Attila Technologies, LLC since 2007. President of AT&T Network Services 1998-2003. Various executive and senior management positions 1990-1998; various management and staff positions 1972-1998. M.S.E.E., Massachusetts Institute of Technology; B.E.E.E., Stevens Institute of Technology. Tellabs director since 2004.
Stephanie Pace Marshall, Ph.D., 61, founding president of Illinois Mathematics and Science Academy since 1986. Ph.D., Loyola University; M.A., University of Chicago; B.A., Queens College. Tellabs director since 1996.
William F. Souders, 78, chairman and chief executive officer of Emery Air Freight Corporation 1988-1989. Executive vice president and director at Xerox Corporation 1974-1986. B.A., Lake Forest College. Tellabs director since 1990.
Class II Directors Continuing in Office Until 2009

Bo Hedfors, 63, founder and president of Hedfone Consulting, Inc. (telecom and Internet consulting) since 2002. President, global wireless infrastructure business at Motorola 1998-2002. President and CEO of Ericsson, Inc. 1994-1998; chief technology officer of LM Ericsson 1990-1993. Director, Openwave Systems, Inc. and SwitchCore AB. M.S.E.E., Chalmers University of Technology. Tellabs director since 2003.
Michael E. Lavin, 61, Midwest area managing partner KPMG LLP 1993-2002. Partner 1977-2002. Director, Peoples Energy Corporation and SPSS Inc. B.B.A., University of Wisconsin. Tellabs director since 2003.
Jan H. Suwinski, 65, professor of Business and Operations, Cornell University, Johnson Graduate School of Management since 1997. Chairman, Siecor Corporation 1992-1996. Executive vice president of OptoElectronics Group, Corning Incorporated 1990-1996. Director, Thor Industries, Inc. and Ohio Casualty Group. M.B.A. and B.M.E., Cornell University. Tellabs director since 1997.

______________________________________________________________________
Committees of the Board

The Board has a standing Audit and Ethics Committee, Compensation Committee, and Nominating and Governance Committee. The current members of the committees are identified in the following table.

	Audit and Ethics	Compensation	Nominating and
Director	Committee	Committee	Governance Committee

Linda Beck			✓

Bo Hedfors	✓		✓

Frank Ianna		✓

Fred A. Krehbiel			✓

Michael E. Lavin	Chair		✓

Stephanie Pace Marshall		✓	Chair

William F. Souders	✓	Chair

Jan H. Suwinski	✓	✓

Audit and Ethics Committee
The Audit and Ethics Committee assists the Board in its general oversight of the Company’s financial reporting and disclosure, internal controls and audit functions. The Committee is directly responsible for reappointment, retention, compensation and oversight of the work of the Company’s independent auditors. The Board has also made the Committee responsible for reviewing any related-person transactions involving the Company’s officers or directors for potential conflicts of interest. To monitor compliance with applicable laws, rules and regulations, the Committee has adopted the Tellabs Integrity Policy, a code of ethics applicable to all directors, officers and employees. The Integrity Policy provides for prompt and consistent enforcement of the code of conduct, protection for persons reporting questionable behavior, clear and objective standards for compliance and a fair process by which to determine violations. A copy of the Tellabs Integrity Policy is available on the Company’s Web site at www.tellabs.com/investors. For additional discussion regarding the Company’s policies and procedures concerning related-person transactions, please see the section below entitled Policies and Procedures for Review and Approval of Related-Person Transactions.
The Board has determined that each member of the Committee is independent as defined by NASDAQ listing standards and has sufficient knowledge in reading and understanding the Company’s financial statements to serve on the Audit and Ethics Committee. The Board has determined that Messrs. Lavin and Souders meet the qualifications of an audit committee financial expert, as defined by SEC guidelines and as required by the applicable NASDAQ listing standards. Stockholders should understand that the designation is a disclosure requirement of the SEC, and does not impose on Messrs. Lavin and Souders any duties, obligations or liability that are greater than those that are generally imposed on them as Audit and Ethics Committee members or members of the Board. The Committee’s report is included later in this Proxy Statement. A copy of the Committee’s current charter is available on the Company’s Web site at www.tellabs.com/investors.
Compensation Committee
The Compensation Committee has responsibility for reviewing performance and determining compensation for the executive officers of the Company and for administering the Company’s equity-based compensation plans. The Board has determined that each member of the Committee is independent as defined by NASDAQ listing standards. The Committee’s report on executive compensation is included later in this Proxy Statement. A copy of the Committee’s current charter is available on the Company’s Web site at www.tellabs.com/investors.

To assist the Compensation Committee, the Company uses the services of a compensation consultant as an outside advisor (the Consultant). The Consultant’s role is to provide independent, third-party advice to assist the Compensation Committee in evaluation and design of the Company’s policies and programs on executive and director compensation, and with compensation decisions. While the Consultant reports directly to the Compensation Committee, there is interaction between the Consultant and Company management as part of the process of providing market and Company data regarding executive compensation to the Compensation Committee. In addition, the Consultant and members of the Company’s management discuss Company goals and objectives.
During 2006, Hewitt and Associates provided these consulting services. In late 2006, the Compensation Committee interviewed multiple candidates to replace Hewitt and Associates as its Consultant for 2007. As a result of these interviews, the Compensation Committee engaged Pearl Meyer & Partners as its Consultant for 2007.
Compensation Committee meetings are held once per quarter and teleconferences and ad-hoc meetings are held as needed. Agendas are based on a pre-determined schedule of activities as set by the Compensation Committee, and other agenda items are added on an as-needed basis. The Compensation Committee’s charter authorizes the Compensation Committee to delegate duties to standing and ad-hoc sub-committees as it deems necessary or advisable.
The Vice President, Human Resources, and the Director, Global Compensation and Benefits develop recommendations on executive compensation matters prior to each meeting, in consultation with the CEO, other members of the management team and the Consultant. Management team members do not provide input on their own compensation. Generally, the Vice President, Human Resources, and the Director, Global Compensation and Benefits, attend Compensation Committee meetings to present these management views and recommendations. The Compensation Committee requests that the CEO attend certain portions of the meetings to discuss the performance of and present compensation recommendations for his direct reports. Additionally, the Committee requests the CEO’s perspective on the succession planning process and the overall compensation philosophy.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for: evaluating Board composition, performance and compensation; soliciting, evaluating and making recommendations for candidates to the Board, including candidates recommended by stockholders; making recommendations regarding corporate governance matters and practices; and providing oversight of the Board’s operational structure and accountability. The Committee also conducts an annual review of the Board, each Board Committee and the Chairman of the Board based on input received from the Board and members of the Company’s management. The Board has adopted a set of Corporate Governance Guidelines, which the Nominating and Governance Committee is responsible for overseeing. A copy of the Committee’s current charter and the Company’s Corporate Governance Guidelines are available on the Company’s Web site at www.tellabs.com/investors.
The Board has determined that each member of the Nominating and Governance Committee is independent as defined by NASDAQ listing standards. Stockholders who wish to communicate with this Committee concerning potential director candidates may do so by corresponding with the Secretary of the Company. These communications should include the name, biographical data and any other relevant information about the individual who is the subject of the communication. In evaluating director candidates, the Committee considers a variety of factors including independence, diversity of business experience and expertise, industry and technical knowledge, and other related experience and knowledge. The Committee is authorized to hire third parties to assist with director nominations.
The Nominating and Governance Committee’s process for identifying and evaluating potential nominees to the Board typically consists of an exhaustive search and extensive internal deliberations using the services of a third-party executive search firm. The Committee uses a prescribed methodology for targeting potential director candidates. Specifically, the Committee develops a matrix of the skill sets of each then-serving Board member and compares those skills with the Company’s needs. The goal of such exercise is to determine whether any particular skills would benefit the Company, in addition to the minimum standard of being a qualified and distinguished individual. Through this process, the Committee believes that it is able to identify, evaluate and ultimately nominate individuals with the skills and experiences that would most appropriately benefit the Company and its stockholders, and enhance the strength and depth of the Board.

Corporate Governance

Corporate Governance Guidelines
As noted above, the Company has adopted Corporate Governance Guidelines. The primary purpose of these guidelines is to document the role of the Board, its composition, leadership, operations and committees. Each director and the Board are expected to promote the best interests of the stockholders in terms of corporate governance; fiduciary responsibilities; compliance with applicable laws and regulations; and maintenance of accounting, financial and other controls. The Board’s responsibility is to provide effective guidance of the affairs of the Company for the benefit of its stockholders and other constituencies. This guidance includes overseeing the conduct of the Company’s business and, where appropriate, approval of the Company’s financial objectives, major corporate plans, strategies and tactics. In addition, the Board selects the Company’s CEO and delegates to the CEO the authority and responsibility to manage the Company’s operations; acts as an advisor and counselor to the CEO and senior management; and evaluates the CEO’s performance.
In October 2006, the Board amended the Company’s Corporate Governance Guidelines relating to the election of directors. Under this new standard of majority voting, an uncontested nominee to the Company’s Board must receive favorable votes from holders of a majority of voting shares. An uncontested nominee who does not receive a majority vote must tender a resignation to the Company. In such cases, the Nominating and Governance Committee is required to evaluate the resignation and make a recommendation to the Company’s full Board (excluding the nominee who tenders a resignation). The Board will reach a decision that it believes is in the best interests of the Company and its stockholders, and will publicly disclose its decision and rationale within 90 days after the certification of the related stockholder vote. These changes are reflected in the Company’s revised Corporate Governance Guidelines, which can be found on the Company’s Web site at www.tellabs.com/investors.
The Company offers industry, market, corporate governance and financial education opportunities for its Board members. Each independent Board member is required to participate in educational programs (both internal and external), as deemed appropriate by the Board member. The Board has adopted guidelines that require a director to offer to resign if the director changes employment, retires or has a significant change in his or her roles/responsibilities outside the Company. A director also must receive approval from the Board prior to accepting a director position at any public or private company in a related business. Additionally, Board members are required to offer not to run for re-election for a term that will begin after their 72nd birthday.
Director Independence
Each of the Company’s directors, other than Messrs. Birck and Prabhu, qualifies as “independent” in accordance with the applicable NASDAQ listing standards. In addition, as further required by the NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationships exists that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Meetings Held in 2006 and Attendance
During 2006, eight meetings of the Board of Directors, nine meetings of the Audit and Ethics Committee, eight meetings of the Compensation Committee and three meetings of the Nominating and Governance Committee were held. Each director attended at least 75% of the total number of Board meetings and the meetings of the committees on which such director served during 2006, except Fred

A. Krehbiel, who attended 73% of all such meetings. All of the directors who were then serving (except one director who was out of the country due to a family emergency) attended the 2006 Annual Meeting of Stockholders. Each Board member is expected to attend the Annual Meeting of Stockholders unless extraordinary circumstances prevent them from doing so.
Executive Sessions
Following the regular Board meetings, the independent directors conduct separate meetings of only the independent directors. The Board has a lead director role that rotates among the chairpersons of the Board committees, who is responsible for leading the independent director meetings. The Board and each Committee are authorized to directly engage outside consultants and legal counsel to assist and advise the Board and each Committee as each believes useful or necessary.
Compensation Committee Interlocks and Insider Participation
During 2006, the following Board members served on the Company’s Compensation Committee: Frank Ianna, Stephanie Pace Marshall, William F. Souders and Jan H. Suwinski. All decisions regarding the compensation of the executive officers were made by the Compensation Committee of the Board of Directors, which is composed entirely of non-employee, independent members of the Board of Directors. Although Messrs. Birck and Prabhu made recommendations to the Committee with regard to the compensation of the other executive officers, including the other named executive officers (or NEOs), they did not participate in the Committee’s deliberations with respect to their own compensation.

Director Compensation

For 2006, each independent director earned an annual retainer of $30,000 and a fee of $1,500, plus expenses, for each Board meeting attended in person and $1,000 for each substantive telephonic Board meeting. Additionally, each independent director earned a committee meeting fee of $1,000 for each committee meeting attended in person and $500 for each substantive telephonic meeting. The chairpersons of the Compensation Committee and the Nominating and Governance Committee each earned an annual retainer of $4,000. The chairperson of the Audit and Ethics Committee earned a retainer of $8,000. No other additional retainers for committee members were earned during 2006. The directors are given the opportunity to allocate their annual retainer and meeting fees into the Company’s deferred income plan, although no director elected to do so in 2006. Such allocation can be in the form of cash or stock units (each of which represents the right to receive a share of Company Common Stock) as requested by the director making the deferral. Directors who also serve as officers of the Company do not receive the director compensation outlined in this section.
Each non-employee director not previously serving as a director is granted a stock option to purchase 10,000 shares of the Company’s stock under the Company’s 2004 Incentive Compensation Plan (the Company’s current equity plan) on the date such person is elected as a non-employee director. One-third of the initial option award becomes exercisable in cumulative annual installments. If such person is still serving as a non-employee director, such person will be granted a stock option to purchase 15,000 additional shares as well as a restricted stock unit (or RSU) award of 2,000 shares each year thereafter on the anniversary of the last day of the month in which the initial option was granted. The annual stock options and RSU awards granted on such anniversaries become fully exercisable one year from the date of grant. Linda Beck, a non-employee director, was elected to the Board in January 2006 and is standing for election at the Company’s 2007 Annual Meeting of Stockholders. All directors elected at the Company’s 2006 Annual Meeting of Stockholders were incumbent directors.
In addition, the Company reimburses its directors for reasonable expenses in connection with attendance at Board and committee meetings and the Company’s annual stockholder meetings.

If a director ceases to be a director of the Company for any reason other than death or disability, options held by such director may be exercised, subject to the expiration date of the options, for three months after such termination, but only to the extent such options were exercisable on the date of termination. If a directorship is terminated because of disability, the option may be exercised, subject to the expiration date of the option, for up to three years (depending on the plan and award agreement governing that option) after such termination, but only to the extent the option was exercisable on the date of disability. In the event a directorship is terminated due to the death of a director, the option may be exercised, subject to the expiration date of the option, for up to one year after such termination, and such director’s unvested options shall fully vest. Options granted to non-employee directors under the 2004 Incentive Compensation Plan are not transferable.
The Nominating and Governance Committee is responsible for establishing stock ownership guidelines for the independent Board members. In October 2005, the Committee adopted guidelines that require each independent Board member to own stock valued at four times the annual retainer paid to the independent directors. The stock ownership guideline is to be met within five years after October 2005 or a director’s initial election to the Board if initially elected after October 2005.
Director Compensation Table for 2006
The following table summarizes the total compensation earned by each member of the Company’s Board for the fiscal year ended December 29, 2006. Since Messrs. Birck and Prabhu are paid as officers of the Company, they were not entitled to additional compensation as directors.

					Change in
					Pension Value
	Fees				and Non-Qualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	in Cash	Awards(11)	Awards(11)	Compensation	Earnings	Compensation	Total

Michael J. Birck(1)	–	–	–	–	–	–	–
Linda Beck(2)	$41,000	–	$13,181	–	–	–	$54,181
Bo Hedfors(3)	$45,000	$26,308	$86,423	–	–	–	$157,731
Frank Ianna(4)	$46,000	$21,800	$82,357	–	–	–	$150,157
Fred A. Krehbiel(5)	$38,500	$19,175	$63,934	–	–	–	$121,609
Michael E. Lavin(6)	$56,500	$26,308	$86,423	–	–	–	$169,231
Stephanie Pace Marshall (7)	$53,000	$24,635	$76,346	–	–	–	$153,981
Krish A. Prabhu(8)	–	–	–	–	–	–	–
William F. Souders(9)	$55,500	$26,308	$82,582	–	–	–	$164,390
Jan H. Suwinski(10)	$52,000	$26,308	$82,582	–	–	–	$160,890

(1)	Mr. Birck also serves as the Company’s Chairman, an executive officer position. In 2006, Mr. Birck received a salary of $520,000 for his service as Chairman, and did not receive a bonus or equity award. Mr. Birck is entitled to other benefits that are generally available to all full time employees, and he participates in the Company’s fixed interest fund (as described in the footnotes to the Summary Compensation Table for 2006 below). Since Mr. Birck is paid as an employee of the Company, he does not receive compensation as a director.

(2)	The grant date fair value of the option award granted in 2006 to Ms. Beck is $42,741. At fiscal year-end 2006 Ms. Beck had 10,000 options outstanding.

(3)	The grant date fair value of the stock award granted in 2006 to Mr. Hedfors is $31,700. The grant date fair value of the option award granted in 2006 to Mr. Hedfors is $96,360. At fiscal year-end 2006 Mr. Hedfors had 48,000 options outstanding and 2,000 stock awards outstanding.

(4)	The grant date fair value of the stock award granted in 2006 to Mr. Ianna is $20,520. The grant date fair value of the option award granted in 2006 to Mr. Ianna is $63,363. At fiscal year-end 2006 Mr. Ianna had 40,000 options outstanding and 2,000 stock awards outstanding.

(5)	The grant date fair value of the stock award granted in 2006 to Mr. Krehbiel is $18,800. The grant date fair value of the option award granted in 2006 to Mr. Krehbiel is $64,368. At fiscal year-end 2006 Mr. Krehbiel had 52,000 options outstanding and 2,000 stock awards outstanding.

(6)	The grant date fair value of the stock award granted in 2006 to Mr. Lavin is $31,700. The grant date fair value of the option award granted in 2006 to Mr. Lavin is $96,360. At fiscal year-end 2006 Mr. Lavin had 50,000 options outstanding and 2,000 stock awards outstanding.

(7)	The grant date fair value of the stock award granted in 2006 to Dr. Marshall is $25,580. The grant date fair value of the option award granted in 2006 to Dr. Marshall is $78,180. At fiscal year-end 2006 Dr. Marshall had 21,000 options outstanding and 2,000 stock awards outstanding.

(8)	Mr. Prabhu also serves as the Company’s CEO. Mr. Prabhu’s compensation as CEO is reflected in the Summary Compensation Table for 2006 below. Since Mr. Prabhu is paid as an employee of the Company, he does not receive compensation as a director.

(9)	The grant date fair value of the stock award granted in 2006 to Mr. Souders is $31,700. The grant date fair value of the option award granted in 2006 to Mr. Souders is $96,360. At fiscal year-end 2006 Mr. Souders had 52,000 options outstanding and 2,000 stock awards outstanding.

(10)	The grant date fair value of the stock award granted in 2006 to Mr. Suwinski is $31,700. The grant date fair value of the option award granted in 2006 to Mr. Suwinski is $96,360. At fiscal year-end 2006 Mr. Suwinski had 52,000 options outstanding and 2,000 stock awards outstanding.

(11)	A discussion of the assumptions used in calculating these values may be found in Note 9 to our 2006 audited financial statements on pages 46-48 of our 2006 Annual Report, which report accompanies this Proxy Statement.

Executive Compensation

The following discussion concerning executive compensation, including Compensation Discussion and Analysis, compensation tables and narratives that precede and footnotes that follow each table, describe our compensation philosophy, elements and amounts, and should be read and considered together.
Compensation Discussion and Analysis
Introduction
This section discusses the policies and decisions underlying the compensation of our executive officers. This information provides perspective and narrative information relating to, and should be read along with the executive compensation tables and discussions contained in this section. The executives named in the Summary Compensation Table for 2006 below are our NEOs.
Our Compensation Committee has primary responsibility for reviewing performance of and determining compensation for the Company’s executive officers and for administering the Company’s equity-based compensation plans. For additional information about the Compensation Committee’s role, see the section above entitled Committees of the Board — Compensation Committee.
Objectives of the Compensation Program
The Compensation Committee has established an executive compensation philosophy that uses the financial performance of the Company as a significant factor, along with the achievement of strategic corporate objectives and individual performance. By doing so, the Committee believes that our executives will focus on meeting both financial and non-financial corporate goals that, in turn, should ultimately enhance stockholder value.
At the beginning of each year, the executive team develops, reviews with the Board and publishes internally a business framework that identifies the roadmap for a given year that promotes and implements the Company’s strategic goals. The Company’s executive compensation plan is aligned with these goals and the Company’s long-term objectives.
Design of the Compensation Program
The compensation program is designed to be a cost-effective, competitive recognition and reward system. We believe that this enables us to attract, motivate, reward and retain highly talented executives to meet and exceed the Company’s annual and long-term goals and objectives, while prudently conserving the Company’s financial assets. These objectives are met through a program that is:

•	Market focused: The Company uses peer group and industry survey benchmarking to set compensation levels. The Company uses the 50th percentile as the competitive benchmark for “at target” compensation levels with adjustments up or down based on specific competitive considerations, performance and other individual factors.

•	Performance based: A substantial portion of compensation for the NEOs is based on performance, as measured through the achievement of Company financial and strategic goals as well as individual NEO goals.

•	Balanced: The Company’s compensation program uses various vehicles (cash, restricted stock units, performance stock units, stock-settled stock appreciation rights and stock options), financial measures and time-frames (annual and longer-term) to provide a balanced set of compensation elements for retention and reward with no single component of the compensation program being over-weighted.

•	Financially prudent: The Company strives to maintain its compensation programs at levels appropriate to the Company’s profitability by emphasizing variable or performance-based pay.
The Committee considers internal and external competitiveness, as well as the performance of the Company and the individual, in establishing compensation opportunities for the NEOs.
The Committee reviews proxy data for NEOs of peer companies. This group of companies listed below was selected by the Committee as representative of our competitors using industry, company sales and valuation characteristics (market capitalization and enterprise value) for 2006.

3Com Corporation
ADC Telecommunications, Inc.
Andrew Corporation
Agere Systems Inc.
Avaya Inc.
Brocade Communications Systems, Inc.
CDW Corporation
Ciena Corporation
Comverse, Inc.
Corning Incorporated
Cricket Communications, Inc.
Foundry Networks, Inc.	Harris Corporation
JDS Uniphase Corporation
Juniper Networks, Inc.
Leap Wireless International Inc.
Level 3 Communications, Inc.
Molex Incorporated
Network Appliance, Inc.
Nextel Partners, Inc.
NII Holdings, Inc.
PanAmSat Holding Corporation
Symbol Technologies, Inc.
The Committee also examines technology-industry benchmark survey data. In 2006, the Committee reviewed analysis of our compensation program as provided by the Consultant (as identified and described in the section above entitled Committees of the Board — Compensation Committee) comparing compensation for the Company’s NEOs with the overall survey group and executives of the peer companies (the peer group) above.
The Committee has established the 50th percentile of the overall survey group and peer group as the competitive objective for each element of compensation with appropriate variance based on considerations described above.
The Committee believes that the design of the compensation program is appropriate and provides an efficient and effective means of motivating, rewarding and retaining the NEOs.
Elements of Compensation
The compensation program for our executives relies on three primary elements: base salary, bonus and long-term equity incentives. The Company also provides standard benefits and certain supplemental benefits to its executives, including the NEOs.
Base Salary
For the NEOs, each position is benchmarked to the market. Based on survey results, the midpoint of each position’s salary range is set at the 50th percentile. The CEO recommends base-salary adjustments as appropriate for each of his direct reports, taking into account salary increase survey information, the benchmarking data described earlier, the performance of the Company, the importance of the role and the performance of each direct report. The Committee meets in executive session to discuss compensation for the CEO.
The Committee reviewed benchmark data, and after meeting in executive session, agreed with the CEO’s recommendation that he not receive a base salary increase in 2006 based on market benchmarking data and internal pay equity. The other NEOs received a 3.6% increase to base salary, in line with the Company-wide salary budget. The increases were based on benchmarking data and recommendations received from the CEO.

Bonus
The annual incentive program rewards executives based on the Committee’s assessment of annual Company achievement of financial and strategic goals, and individual performance.
The Company develops a recommended target level of annual incentive for executive officers, including the NEOs, using the Company’s benchmarking data. The recommended annual incentive targets are reviewed and approved by the Committee. For the CEO, the target is 75% of base salary. Targets for the other NEOs are either 50% or 60% of base salary. Payment of the annual incentive is at the discretion of the Committee and is based primarily on the financial performance of the Company.
The Committee determines the payout level for the NEOs based on an assessment of performance relative to a number of financial, strategic and individual goals, as well as its assessment of the Company’s performance. Based on these factors, our NEOs were awarded a bonus between 40% and 52% of each NEO’s target bonus amount. Payment of bonuses in this range reflected the Company’s financial performance falling short of the Company’s financial plan and goals. The bonus percentage amount of target paid to the NEOs was consistent with the overall bonus program for all other employees of the Company.
Long-Term Equity Incentives
Long-term incentive awards are made under our stockholder-approved 2004 Incentive Compensation Plan.
The plan permits options, stock appreciation rights (settled in cash or stock), performance share or unit awards, stock awards and restricted stock or unit awards. Awards may be settled in cash or stock as determined by the Committee.
During 2006, we used awards of restricted stock units (or RSUs), stock-settled stock appreciation rights (or SSARs), and performance-based stock units (or PSUs) as long-term incentives. The Company’s philosophy is to make awards that represent a balanced portfolio that is both performance-based and retention oriented. Time-based retention oriented RSUs, which have value tied to our stock price performance rather than solely to stock price appreciation and performance-oriented SSARs, which have value tied to appreciation in our stock price, were awarded on a roughly equal basis, using the Black-Scholes valuation method. Additionally, we introduced PSUs for our NEOs and other senior executives during 2006. These awards represented more than half of the total long-term incentives granted to our NEOs during 2006. The PSUs provide rewards to the NEOs upon the Company achieving financial goals during a two year period. In 2006, all awards to NEOs were settled in stock; shares of stock are withheld for taxes upon vesting of the awards.
Award sizes are determined based on consideration of market-based survey data, proxy analysis and economic value of prior awards. The Committee also used tally sheets outlining each NEO’s total compensation opportunity as well as the cumulative value of past awards as part of its long-term compensation review.
The form and level of the 2006 awards were considered at the Committee’s meeting in April, and the awards were approved for all eligible employees, including the NEOs, on July 5, to coincide with the Company’s salary review and adjustment process. The PSUs were subsequently approved by the Committee on July 25.
In 2006, we replaced stock options with SSARs as a way to reduce dilution yet maintain equivalent value to employees. The NEOs received SSARs and time-vested RSUs. The awarded SSARs vest in equal annual increments over three years. The awarded RSUs vest over two years, 50% each year. The shorter than typical vesting schedules were designed to deliver more immediate rewards to the NEOs, while maintaining focus on stockholder value.

In 2006, as in 2005, we generally granted our time-based equity awards on a single grant date in early July. The Company anticipates moving this annual grant date to late July or early August to follow the announcement of the Company’s second quarter results. Generally, any new hire and promotional options for executives, including NEOs, are awarded by the Compensation Committee on the first day of the fiscal month following the fiscal month of the hire or promotion. The exercise price of all option awards is based on the closing share price on the date of award.
As an incentive for additional retention and performance, the Committee awarded PSUs to our executives, including our NEOs in 2006. The PSUs entitle the recipients to receive shares of the Company’s Common Stock in March 2008, contingent upon continued employment and the achievement of cumulative Company operating income and revenue-based targets for the 2006 and 2007 fiscal years. These targets were based on the Company’s business goals and long-term objectives and are intended to reward superior Company performance and tie an element of executive compensation to that performance.
In order for shares of the Company’s stock to be issued under these PSUs, the Company’s operating income and revenue for 2006 and 2007 must meet specified minimum target amounts. No stock will be issued and the PSUs will be canceled and forfeited should the Company fail to meet such minimum amounts. The number of shares of stock earned will vary depending on the actual amounts achieved. If the target amounts are achieved, then one share of stock will be issued for each PSU awarded. At minimum target performance one-half share will be issued for each PSU awarded and at maximum target performance three shares will be issued for each PSU awarded.
Any stock issued under the PSUs will be issued in March 2008, provided that the executive remains continuously employed through that date. Payment of a pro-rated award may be made if employment terminates prior to such issuance due to death, disability or involuntarily for reasons other than cause (as defined in the award documentation).
As of year-end 2006, based on 2006 actual performance and our 2007 plan, the Company expects a PSU award near target, within a range of 90% to 110% (i.e., 0.9 to 1.1 share per PSU). For additional information, please see the sections below entitled Grants of Plan Based Awards Table for 2006 and Outstanding Equity Awards at Fiscal Year-End Table for 2006.
Executive Stock Ownership Guidelines
The Company has stock ownership guidelines that apply to the executive officers, including the NEOs. These guidelines are in place to align the financial interests of the executives with those of the Company and its stockholders.
In July 2005, the Committee adopted revised stock ownership guidelines requiring the CEO to own the lesser of 200,000 shares or four times his or her salary and the other executive officers, including the NEOs, to own the lesser of 50,000 shares or three times the respective officer’s individual salary within five years of the July 2005 date, or, if later, the date he or she is appointed as an executive officer.
If an executive fails to comply with the guidelines, the Committee reserves the right to (i) limit future equity awards, (ii) require retention of portions of future equity exercises or shares that have vested or (iii) pay future bonus amounts in stock.
Stock directly owned, time-vested RSUs, options exercised and held, vested shares held in the Company’s 401(k) and deferred income plans and stock acquired under Company’s employee stock purchase plan are counted toward fulfilling the ownership guidelines. Outstanding options (vested and unvested) as well as unearned PSUs do not count toward the ownership guidelines.
The Committee reviews guidelines compliance annually and as of year-end 2006, each NEO is on target to meet the ownership guidelines within the initial five-year compliance window.

Retirement Benefits
The Company does not maintain a defined benefit pension plan. The Company does provide a retirement savings plan, the Company’s 401(k) plan, with a Company match to all eligible participants, including NEOs. An annual discretionary retirement contribution may also be approved by the Compensation Committee annually.
The Company maintains a nonqualified deferred income plan for employees at or above senior manager level, including NEOs. This plan offers eligible participants a vehicle for additional retirement savings on a tax-deferred basis. Employees may defer up to 75% of annual salary, 100% of bonus and 100% of RSUs. Employees select investments in the deferred income plan from funds that mirror those in the Company’s 401(k) plan. At one time, employees could elect to defer into a fixed interest fund. This fund was closed to new investment in 2001, but grandfathered existing balances continue to be invested in this fund. Messrs. McCarthy and Sheehan are the only NEOs participating in this fund (as noted in the Summary Compensation Table for 2006 below). Amounts deferred fully vest and are payable following termination of employment in accordance with the NEO’s election, and subject to a six month distribution delay in accordance with Internal Revenue Code section 409A.
All employees, including NEOs, are eligible for a full menu of general benefit programs, including health insurance (medical, dental, vision), long-term disability and Company-provided term life insurance. In addition, NEOs are eligible for an executive whole life policy, which is provided for Company employees at or above the director level.
We believe that these plans and programs assist the Company in attracting and retaining qualified executives.
Perquisites
The Company does not offer perquisites.
Employment Contracts, Termination of Employment Arrangements, and Change in Control Arrangements
Messrs. Birck and Prabhu entered into employment agreements with the Company on February 11, 2004. Both agreements had initial terms of two years, and unless earlier terminated or not renewed, would have renewed for additional one-year periods. Both Messrs. Prabhu and Birck elected not to renew their respective employment agreements and on February 11, 2006, those employment agreements expired by their terms. As a result, neither executive has any contractual right to severance or other pay upon termination of employment, other than as provided under the equity awards or general benefit programs, nor is either executive bound to any non-compete or restrictive covenant obligation.
On May 6, 2005, the Company implemented an Executive Continuity and Protection Program to attract and retain well-qualified individuals to serve as executives and key personnel of the Company and to obtain from them certain restrictive covenants. The Executive Continuity and Protection Program is intended to replace the Company’s separate Change in Control Employment Agreements as those separate Change in Control Employment Agreements expire.
Throughout 2006, Messrs. Wiggins, Sheehan and McCarthy were parties to separate Change in Control Employment Agreements that expired on February 11, 2007. We entered into these agreements in 2004 for retention purposes in response to the then uncertainty associated with our recruitment of a new CEO.
Messrs. DeWilde, McCarthy, Sheehan, and Wiggins are currently subject to the terms and conditions of the Executive Continuity and Protection Program. None of Messrs. DeWilde, McCarthy, Sheehan, or Wiggins otherwise have an employment agreement with the Company.

For a detailed discussion relating to our Executive Continuity and Protection Program, please see the section below entitled Potential Payments Upon Termination or Change in Control.
Policy Regarding Accounting Treatment and Tax Deductibility
The Compensation Committee believes that the compensation arrangements that it approves for its executive officers will generally not exceed the $1 million deductibility limitation imposed by the provisions of Internal Revenue Code Section 162(m). For example, the Committee annually establishes a contingent maximum bonus amount for each NEO under the Company’s 2004 Incentive Compensation Plan in order to qualify the awarded annual incentive as deductible performance based compensation. In 2006, the Company established a range between one-half percent and one percent of EBIDTA (depending on the NEO) as the maximum bonus amount. In certain situations and for certain executive officers, however, the Compensation Committee may approve compensation arrangements that exceed the deductible amount permitted under Section 162(m). In 2006, Mr. Prabhu’s compensation exceeded the $1 million limit on deductions due to the one-time vest of an RSU award, and accordingly, a portion of Mr. Prabhu’s 2006 compensation will not be deductible for federal income tax purposes.
The Committee will continue to evaluate the impact of such provisions and take such actions as it deems appropriate, including the payment of compensation under circumstances where the deductibility of such compensation may be limited by Internal Revenue Code Section 162(m).
At the beginning of our first quarter of 2006, we adopted the provisions of SFAS 123(R), which require us to recognize expense related to the fair value of our stock-based compensation awards (including stock options and stock appreciation rights). The Company did not accelerate the vesting of any outstanding stock options prior to the adoption of SFAS 123(R) in 2006. In 2006, we used SSARs in place of stock options. SSARs offer the same economic value to employees and less share dilution than options with the same accounting treatment as options.
Compensation Consultants
To assist the Compensation Committee, the Company uses the services of a compensation consultant as an outside advisor. The Consultant’s role is to provide independent, third-party advice to assist the Compensation Committee in the evaluation and design of our executive and independent director compensation policies and programs, and with compensation decisions. A more detailed discussion of the Compensation Committee’s use of the Consultant is contained in the section above entitled Committees of the Board — Compensation Committee.
Compensation Committee Report
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
March 15, 2007
William F. Souders (chairperson)
Frank Ianna
Stephanie Pace Marshall, Ph.D.
Jan H. Suwinski
Members of the Compensation Committee
as of December 29, 2006

Summary Compensation Table for 2006
The following table summarizes the total compensation paid or earned by each NEO for the fiscal year ended December 29, 2006. Our Compensation Committee considers a number of factors, including equity and non-equity based compensation, in order to assess, determine and set total compensation for each of the NEOs (see the discussion in the section above entitled Compensation Discussion and Analysis).
The NEOs did not receive perquisites for the fiscal year ended December 29, 2006. Amounts listed under the Bonus column were approved by the Compensation Committee at its January 25, 2007, meeting and, to the extent not deferred by the executive, were paid out thereafter.
The Company uses a number of factors and benchmarks to determine each element of compensation. Those elements are then considered in the aggregate in an effort to balance market factors, individual performance and Company needs and performance. The Company does not intentionally target a specific ratio of salary and bonus amounts to total compensation. The amount of NEO salary and bonus relative to total NEO compensation for 2006, however, generally ranged between 40% and 50% based on full value of equity grants and bonus targets. For additional information see the section above entitled Compensation Discussion and Analysis.

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred	All
Name and				Stock	Option	Plan	Compensation	Other
Principal Position	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation	Earnings(2)	Compensation	Total

Krish A. Prabhu(3) Chief Executive Officer & President	2006	$900,000	$270,000	$727,142	$1,387,503	–	–	$59,301	$3,343,946

Timothy J. Wiggins (4) Executive Vice President & CFO	2006	$358,850	$98,600	$262,503	$463,252	–	–	$48,085	$1,231,290

Stephen M. McCarthy (5) Executive Vice President Global Sales & Service	2006	$338,500	$93,000	$223,262	$444,867	–	$18,851	$41,726	$1,160,206

James M. Sheehan(6) Executive Vice President, CAO & General Counsel	2006	$297,750	$78,700	$221,980	$315,947	–	$14,734	$36,790	$965,901

Carl A. DeWilde(7) Executive Vice President Broadband Products	2006	$333,400	$91,600	$238,255	$228,201	–	–	$51,807	$943,263

(1)	A discussion of the assumptions used in calculating these values may be found in Note 9 to our 2006 audited financial statements on pages 46-48 of our 2006 Annual Report (which report accompanies this Proxy Statement), other than the forfeiture assumption, which is used in Note 9, but not used for purposes of calculating these values.

(2)	The numbers provided in this column reflect above-market interest under the Company’s fixed interest fund under the Company’s deferred income plan. The above-market interest is calculated as the excess of 12% over 5.85%, which is 120% of the long-term applicable federal rate for the period, compounded monthly and averaged for all months during 2006.

(3)	Amounts of All Other Compensation include (i) $22,504 representing Company contributions to a non-qualified deferred income plan account; (ii) $8,800 representing Company matching contributions and $4,400 representing Company discretionary contributions to Mr. Prabhu’s account in the Company’s 401(k) plan; (iii) $17,802 for premiums paid for life and disability insurance; and (iv) $5,795 as amounts paid as reimbursement for taxes paid on certain medical and life insurance benefits.

(4)	Amounts of All Other Compensation include (i) $18,284 representing Company contributions to a non-qualified deferred income plan account; (ii) $8,800 representing Company matching contributions and $4,400 representing Company discretionary contributions to Mr. Wiggin’s account in the Company’s 401(k) plan; (iii) $12,178 for premiums paid for life and disability insurance; and (iv) $4,423 as amounts paid as reimbursement for taxes paid on certain medical and life insurance benefits.

(5)	Amounts of All Other Compensation include (i) $10,744 representing Company contributions to a non-qualified deferred income plan account; (ii) $8,800 representing Company matching contributions and $4,400 representing Company discretionary contributions to Mr. McCarthy’s account in the Company’s 401(k) plan; (iii) $12,985 for premiums paid for life and disability insurance; and (iv) $4,797 as amounts paid as reimbursement for taxes paid on certain medical and life insurance benefits.

(6)	Amounts of All Other Compensation include (i) $14,520 representing Company contributions to a non-qualified deferred income plan account; (ii) $8,800 representing Company matching contributions and $4,400 representing Company discretionary contributions to Mr. Sheehan’s account in the Company’s 401(k) plan; (iii) $6,786 for premiums paid for life and disability insurance; and (iv) $2,284 as amounts paid as reimbursement for taxes paid on certain medical and life insurance benefits.

(7)	Amounts of All Other Compensation include (i) $4,400 representing Company discretionary contributions to Mr. DeWilde’s account in the Company’s 401(k) plan; (ii) $35,257 for premiums paid for life and disability insurance; and (iii) $12,150 as amounts paid as reimbursement for taxes paid on certain medical and life insurance benefits.
Grants of Plan-Based Awards Table for 2006
The following table reflects each plan-based award granted to each NEO for the fiscal year ended December 29, 2006. All awards identified in the following table were awarded under the Company’s 2004 Incentive Compensation Plan. All equity awards granted in 2006 were a part of the Company’s overall compensation program and no separate consideration was paid by any NEO for such equity awards (see the section above entitled Compensation Discussion and Analysis).
The amounts disclosed in the column “Estimated Future Payouts Under Equity Incentive Plan Awards” reflect the number of PSUs awarded. PSUs entitle the recipients to receive shares of the Company’s common stock in March 2008, contingent upon continued employment and the achievement of cumulative Company operating income and revenue-based targets for the Company’s 2006 and 2007 fiscal years. The number of shares of stock earned will vary depending on the actual amounts achieved. If the target amounts are achieved, then one share of stock will be issued for each PSU awarded. At minimum target performance one-half share will be issued for each PSU awarded and at maximum target performance three shares will be issued for each PSU awarded. No stock will be issued and the PSUs will be canceled and forfeited should the Company fail to meet such minimum amounts.

								All
								Other
								Stock	All
								Awards;	Other	Exercise
								Number	Option	or
		Estimated Future Payouts			Estimated Future Payouts			of	Awards:	Base
		Under Non-Equity			Under Equity			Shares	Number	Price
		Incentive Plan Awards			Incentive Plan Awards			of	of	of	Grant
								Stock	Securities	Option	Date
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or	Underlying	Awards	Fair
Name	Date	($)	($)	($)	(#)	(#)	(#)	Units (#)	Options (#)	($/Sh)	Value(1)

Krish A. Prabhu	7/25/2006	–	–		30,000	60,000	180,000	–		–	$682,200
	7/5/2006	–	–	–	–	–	–	25,000	–	–	$324,500
	7/5/2006	–	–	–	–	–	–	–	50,000	$12.98	$293,580

Timothy J. Wiggins	7/25/2006	–	–	–	17,500	35,000	105,000	–	–	–	$397,950
	7/5/2006	–	–	–	–	–	–	10,000	–	–	$129,800
	7/5/2006	–	–	–	–	–	–	–	20,000	$12.98	$117,432

Stephen M. McCarthy	7/25/2006	–	–	–	12,500	25,000	75,000	–	–	–	$284,250
	7/5/2006	–	–	–	–	–	–	10,000	–	–	$129,800
	7/5/2006	–	–	–	–	–	–	–	20,000	$12.98	$117,432

James M. Sheehan	7/25/2006	–	–	–	12,500	25,000	75,000	–	–	–	$284,250
	7/5/2006	–	–	–	–	–	–	10,000	–	–	$129,800
	7/5/2006	–	–	–	–	–	–	–	20,000	$12.98	$117,432

Carl A. DeWilde	7/25/2006	–	–	–	12,500	25,000	75,000	–	–	–	$284,250
	7/5/2006	–	–	–	–	–	–	10,000	–	–	$129,800
	7/5/2006	–	–	–	–	–	–	–	20,000	$12.98	$117,432

(1)	A discussion of the assumptions used in calculating these values may be found in Note 9 to our 2006 audited financial statements on pages 46-48 of our 2006 Annual Report, which report accompanies this Proxy Statement.

Outstanding Equity Awards at Fiscal Year-End Table for 2006
The table below reflects all outstanding equity awards for each NEO as our fiscal year ended December 29, 2006.

	Option Awards					Stock Awards

									Equity
									Incentive
									Plan
								Equity	Awards:
								Incentive	Market
								Plan	or
			Equity			Number		Awards:	Payout
			Incentive			of	Market	Number of	Value of
			Plan			Shares or	Value	Unearned	Unearned
			Awards:			Units of	of Shares	Shares,	Shares,
	Number of	Number of	Number of			Stock	or Units	Units or	Units, or
	Securities	Securities	Securities			That	of Stock	Other	Other
	Underlying	Underlying	Underlying	Option		Have	That	Rights	Rights
	Unexercised	Unexercised	Unexercised	Exercise	Option	Not	Have	That	That
	Options (#	Options (#	Unearned	Price	Expiration	Vested	Not	Have Not	Have Not
Name	Exercisable)	Unexercisable)	Options (#)	($)	Date	(#)	Vested($)	Vested (#)	Vested($)

Krish A. Prabhu	144,000	240,000(1)	–	$10.20	2/11/2014	–	–	–	–
	164,888	211,112(2)	–	$8.67	7/5/2015	–	–	–	–
	–	50,000(3)	–	$12.98	7/5/2016	–	–	–	–
	–	–	–	–	–	60,000 (4)	$615,600	–	–
	–	–	–	–	–	25,000 (5)	$256,500	–	–
	–	–	–	–	–	–	–	60,000 (6)	$615,600

Timothy J. Wiggins	42,400	25,000(7)	–	$5.79	3/31/2013	–	–	–	–
	20,000	–	–	$6.50	7/28/2013	–	–	–	–
	16,920	25,380(8)	–	$9.31	10/4/2014	–	–	–	–
	94,444	105,556(2)	–	$8.67	7/5/2015	–	–	–	–
	–	20,000(3)	–	$12.98	7/5/2016	–	–	–	–
	–	–	–	–	–	2,400 (9)	$24,624	–	–
	–	–	–	–	–	10,000 (5)	$102,600	–	–
	–	–	–	–	–	–	–	35,000 (6)	$359,100

Stephen M. McCarthy	50,000	–	–	$49.28	4/1/2009	–	–	–	–
	25,000	–	–	$51.69	2/24/2010	–	–	–	–
	20,000	–	–	$61.88	6/23/2010	–	–	–	–
	15,000	–	–	$50.31	1/2/2011	–	–	–	–
	40,500	–	–	$16.63	7/12/2011	–	–	–	–
	250	–	–	$8.65	5/2/2012	–	–	–	–
	37,500	–	–	$6.01	7/1/2012	–	–	–	–
	30,000	–	–	$6.50	7/28/2013	–	–	–	–
	32,000	48,000(10)	–	$9.10	1/28/2014	–	–	–	–
	16,000	24,000(8)	–	$9.31	10/4/2014	–	–	–	–
	47,222	52,778(2)	–	$8.67	7/5/2015	–	–	–	–
	–	20,000(3)	–	$12.98	7/5/2016	–	–	–	–
	–	–	–	–	–	2,280 (9)	$23,393	–	–
	–	–	–	–	–	10,000 (5)	$102,600	–	–
	–	–	–	–	–	–	–	25,000 (6)	$256,500

James M. Sheehan	10,000	–	–	$25.25	10/24/2007	–	–	–	–
	10,000	–	–	$17.13	10/8/2008	–	–	–	–
	8,000	–	–	$51.69	2/24/2010	–	–	–	–
	10,000	–	–	$61.88	6/23/2010	–	–	–	–
	12,000	–	–	$50.31	1/2/2011	–	–	–	–
	16,490	–	–	$16.63	7/12/2011	–	–	–	–
	250	–	–	$8.65	5/2/2012	–	–	–	–
	50,000	–	–	$6.01	7/1/2012	–	–	–	–
	80,000	–	–	$6.50	7/28/2013	–	–	–	–
	14,000	21,000(8)	–	$9.31	10/4/2014	–	–	–	–
	47,222	52,778(2)	–	$8.67	7/5/2015	–	–	–	–
	–	20,000(3)	–	$12.98	7/5/2016	–	–	–	–
	–	–	–	–	–	1,980 (9)	$20,315	–	–
	–	–	–	–	–	10,000 (5)	$102,600	–	–
	–	–	–	–	–	–	–	25,000 (6)	$256,500

	Option Awards					Stock Awards

Equity
Incentive
Plan
								Equity	Awards:
								Incentive	Market
								Plan	or
			Equity			Number		Awards:	Payout
			Incentive			of	Market	Number of	Value of
			Plan			Shares or	Value	Unearned	Unearned
			Awards:			Units of	of Shares	Shares,	Shares,
	Number of	Number of	Number of			Stock	or Units	Units or	Units, or
	Securities	Securities	Securities			That	of Stock	Other	Other
	Underlying	Underlying	Underlying	Option		Have	That	Rights	Rights
	Unexercised	Unexercised	Unexercised	Exercise	Option	Not	Have	That	That
	Options (#	Options (#	Unearned	Price	Expiration	Vested	Not	Have Not	Have Not
Name	Exercisable)	Unexercisable)	Options (#)	($)	Date	(#)	Vested($)	Vested (#)	Vested($)

Carl A. DeWilde	10,000	30,000(11)	–	$8.48	12/6/2014	–	–	–	–
	25,833	52,778(2)	–	$8.67	7/5/2015	–	–	–	–
	–	20,000(3)	–	$12.98	7/5/2016	–	–	–	–
	–	–	–	–	–	6,000 (12)	$61,560	–	–
	–	–	–	–	–	10,000 (5)	$102,600	–	–
	–	–	–	–	–	–	–	25,000 (6)	$256,500

(1)	This option vested and became exercisable on February 11, 2007.

(2)	These options vest and become exercisable in equal monthly installments through July 5, 2008.

(3)	These options vest and become exercisable in equal annual installments through July 5, 2009.

(4)	This award vested on February 20, 2007.

(5)	These awards vest in equal annual installments through July 5, 2008.

(6)	These PSU awards vest on March 14, 2008, subject to continued employment through such date as well as certain Company performance goals, as described in the section above entitled Compensation Discussion and Analysis. The amounts shown reflect a payout at the target amount.

(7)	This option vests and becomes exercisable on March 31, 2007.

(8)	These options vest and become exercisable on July 1, 2007.

(9)	These awards vest on July 1, 2007.

(10)	This option vested and became exercisable on January 28, 2007.

(11)	This option vests and becomes exercisable on December 6, 2007.

(12)	This award vests on December 6, 2007.
Option Exercises and Stock Vested Table for 2006
The following table reflects option exercises and stock vested for each NEO during the fiscal year ended December 29, 2006.

	Option Awards		Stock Awards

	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on		Value Realized
Name	Exercise (#)	on Exercise	Vesting (#)		on Vesting

Krish A. Prabhu	40,000	$96,948	80,000	(1)	$1,068,000

Timothy J. Wiggins	32,600	$283,650	45,800	(2)	$653,148

Stephen M. McCarthy	62,500	$439,570	25,760	(3)	$334,616

James M. Sheehan	20,000	$3,798	25,660	(4)	$333,285

Carl A. DeWilde	31,389	$181,824	27,000		$344,700

(1)	For Mr. Prabhu, of the 80,000 shares acquired on vesting, 20,000 shares were deferred into the Tellabs, Inc. non-qualified deferred income plan. The non-qualified deferred income plan provides that shares will be issued upon termination of employment, subject to a six month distribution payment delay pursuant to Internal Revenue Code Section 409A.

(2)	For Mr. Wiggins, of the 45,800 shares acquired on vesting, 13,300 shares were deferred into the Tellabs, Inc. non-qualified deferred income plan. The non-qualified deferred income plan provides that shares will be issued upon termination of employment, subject to a six month distribution payment delay pursuant to Internal Revenue Code Section 409A.

(3)	For Mr. McCarthy, of the 25,760 shares acquired on vesting, 760 shares were deferred into the Tellabs, Inc. non-qualified deferred income plan. The non-qualified deferred income plan provides that shares will be issued upon termination of employment, subject to a six month distribution payment delay pursuant to Internal Revenue Code Section 409A.

(4)	For Mr. Sheehan, of the 25,660 shares acquired on vesting, 660 shares were deferred into the Tellabs, Inc. non-qualified deferred income plan. The non-qualified deferred income plan provides that shares will be issued upon termination of employment, subject to a six month distribution payment delay pursuant to Internal Revenue Code Section 409A.
Nonqualified Deferred Compensation Table for 2006
The following table reflects information related to each NEO’s deferral of compensation during the fiscal year ended December 29, 2006 under the Company’s nonqualified deferred income plan. A more detailed discussion related to the Company’s Deferred Income Plan is contained in the section above entitled Compensation Discussion and Analysis.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at last
Name	in Last FY	in Last FY(1)	in Last FY	Distributions	FYE-12/31/06

Krish A. Prabhu(2)	$1,094,131	$20,400	$61,621	–	$1,904,037

Timothy J. Wiggins (3)	$174,579	$13,440	$(33,112)	–	$176,830

Stephen M. McCarthy (4)	$138,745	$7,086	$83,581	–	$846,837

James M. Sheehan(5)	$27,080	$8,862	$28,263	–	$354,380

Carl A. DeWilde	–	–	–	–	–

(1)	The amounts in this column, although contributed in 2006 to the Company-sponsored deferred income plan account, are compensation payments earned in 2005, but paid by the Company in 2006.

(2)	For Mr. Prabhu, the amount identified in the Executive Contributions column that is reported in the Summary Compensation Table for 2006 is $326,244, which represents cash compensation and the 2006 expense value of RSUs deferred. The amount in the Executive Contributions column includes $489,931 of bonus compensation paid in 2006, but represents compensation earned in 2005 and included in our 2006 proxy statement disclosure for Mr. Prabhu.

(3)	For Mr. Wiggins, the amount identified in the Executive Contributions column that is reported in the Summary Compensation Table for 2006 is $110,503, which represents the 2006 expense value of RSUs deferred. The amount in the Executive Contributions column includes $1,681 of bonus compensation that was paid in 2006, but represents compensation earned in 2005 and included in our 2006 proxy statement disclosure for Mr. Wiggins.

(4)	For Mr. McCarthy, the amount identified in the Executive Contributions column that is reported in the Summary Compensation Table for 2006 is $35,826, which represents cash compensation and the 2006 expense value of RSUs deferred. The amount in the Executive Contributions column includes $94,825 of bonus compensation that was paid in 2006, but represents compensation earned in 2005 and included in our 2006 proxy statement disclosure for Mr. McCarthy. The $18,851 represented in the Aggregate Earnings column reflects the excess interest as reported in the Summary Compensation Table in the Change in Pension Value and Nonqualified Deferred Compensation Earnings.

(5)	For Mr. Sheehan, the amount identified in the Executive Contributions column that is reported in the Summary Compensation Table for 2006 is $1,756, which represents the 2006 expense value of RSUs deferred. The amount in the Executive Contributions column includes $18,295 of bonus compensation that was paid in 2006, but represents compensation earned in 2005. The $14,734 represented in the Aggregate Earnings column reflects the excess interest as reported in the Summary Compensation Table in the Change in Pension Value and Nonqualified Deferred Compensation Earnings.

Potential Payments Upon Termination or Change in Control
The narrative and tables below provide information regarding the incremental amount of compensation, if any, that would be paid to each of the NEOs of the Company in the event of (a) termination without cause or constructive termination, (b) voluntary termination or discharge for cause, (c) death or disability, (d) retirement, (e) a change in control (without termination) and (f) termination following a change in control. Unless otherwise noted, the amounts shown in this section assume that such termination or change in control was effective as of December 29, 2006. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company, which amount may vary depending on facts and circumstances surrounding such termination.
Overview
We have entered into agreements and maintain plans covering our NEOs that require the Company to provide incremental compensation in the event of certain terminations of employment or a change in control (see the section above entitled Compensation Discussion and Analysis).
In 2006, the Company had three separate employment-related agreements for its NEOs: an Executive Continuity and Protection Program for Carl A. DeWilde, a Change in Control Employment Agreement for Timothy J. Wiggins, Stephen M. McCarthy and James M. Sheehan, and a President and CEO Employment Agreement for Krish A. Prabhu. On February 11, 2006, the President and CEO Employment Agreement covering Mr. Prabhu expired and was not renewed. On February 11, 2007, the Change in Control Employment Agreement terminated, and on such date Messrs. Wiggins, McCarthy and Sheehan (along with Mr. DeWilde) became participants in the Executive Continuity and Protection Program.
Information with respect to the equity awards noted in this discussion can be found in the section above entitled Outstanding Equity Awards at Fiscal Year End Table for 2006.
Termination Without Cause or Constructive Termination
Severance For Messrs. Prabhu and DeWilde (and Messrs. Wiggins, McCarthy and Sheehan since February 11, 2007). Except as discussed below regarding certain outstanding PSUs, neither of Messrs. Prabhu or DeWilde was covered by any written employment agreement that would contractually entitle them to severance benefits in the event that one of them was terminated without cause or constructively terminated on December 29, 2006. Except as discussed below regarding certain outstanding PSUs, none of Messrs. Prabhu, DeWilde, Wiggins, McCarthy or Sheehan is currently covered by any written employment agreement that would contractually entitle them to severance benefits in the event any one of them is terminated without cause or constructively terminated.
Severance For Messrs. Wiggins, McCarthy and Sheehan (until February 11, 2007). The now expired Change in Control Employment Agreements addressed certain rights that would become effective upon a change in management whereby such change would occur in the event that (a) Michael J. Birck was not for any reason the Chief Executive Officer of the Company or (b) if a business combination that was not a change in control occurred and Mr. Birck was not for any reason the Chief Executive Officer of the resulting corporation. Mr. Birck’s resignation from his position as Chief Executive Officer on February 12, 2004 triggered those rights under the Change in Control Employment Agreements.
Under the terms of the now expired Change in Control Employment Agreements, if any of Messrs. Wiggins, McCarthy or Sheehan were terminated without cause (other than due to death or disability) or constructively terminated, he would have been entitled to receive a lump sum cash payment equal to the sum of (i) salary payments for 24 months plus a pro rata share of the estimated amount of any target bonus, which would have been payable for the bonus period that includes the termination date, (ii) the value of the incentive compensation, if any, to which he would have been entitled had he remained in the employ of the Company for 24 months, and (iii) the value of continued benefits (including medical and insurance plans) for 24 months.
The Change in Control Employment Agreements defined cause to include willful and continued failure to perform duties, gross misconduct and fraud, misrepresentation or commission of a felony. Constructive termination would be deemed to have occurred if there had been a material reduction of duties, title, salary or benefits, or relocation further than 50 miles from their employment location.
As noted above, the Change in Control Employment Agreements with Messrs. Wiggins, McCarthy and Sheehan expired by their terms on February 11, 2007. Consequently, none of Messrs. Wiggins, McCarthy and Sheehan is currently entitled to any severance benefits in the event any of them are terminated without cause or are constructively terminated.
Outstanding Equity Awards Held by Messrs. Prabhu, DeWilde, Wiggins, McCarthy and Sheehan. All shares underlying outstanding PSUs, which otherwise become issuable in March 2008, subject to certain Company performance measures (as discussed above), will be issued on a pro-rated basis (based on the performance metrics achieved to date) if employment terminates without cause or constructively prior to the March 2008 issuance. There is no similar right in the case of option or stock awards.
Voluntary Termination or Discharge for Cause
Severance For and Equity Awards Held by Messrs. Prabhu, DeWilde, Wiggins, McCarthy and Sheehan. We are not obligated to pay any amounts over and above vested benefits if an executive officer’s employment terminates because of a voluntary termination or discharge for cause. In general, a discharge will be for cause if the executive has intentionally failed to perform his duties, engaged in illegal or gross misconduct that harms the Company, or been convicted of a felony involving moral wrongdoing. Further, violation of the Company’s Integrity Policy may be grounds for a discharge for cause.
Death or Disability
Benefits For Messrs. Prabhu, DeWilde, Wiggins, McCarthy and Sheehan. We provide our employees, including our NEOs, with group life and disability insurance coverage. The standard group life insurance benefit is equal to 150% of the executive’s annual base salary up to a maximum coverage of $600,000. In addition, the Company provides each NEO an executive life policy with a death benefit in the amount of $500,000 as well as an accidental death and dismemberment policy with a benefit of $450,000. The Company-provided disability benefit is equal to 50% of the executive’s base salary up to a maximum monthly benefit of $10,000, paid until age 65. These benefits would be paid to the NEOs or his beneficiary, in addition to the vested benefits, in the event of the NEO’s death or disability. Had any of the NEOs become disabled on December 29, 2006, he would have been entitled to the $10,000 maximum monthly benefit. The benefits payable under these policies (and the amounts disclosed in the table below) are provided by the Company to its NEOs and do not include any supplemental amounts that an executive may elect to individually obtain through the Company at his expense.
PSU Awards For Messrs. Prabhu, DeWilde, Wiggins, McCarthy and Sheehan. We have provided that all shares underlying outstanding PSUs, which otherwise become issuable in March 2008, subject to certain Company performance measures, as discussed above, will be issued on a pro-rated basis (based on the performance metrics achieved to date) if employment terminates prior to the March 2008 issuance due to death or disability.
RSU, Option and SSAR Awards For Messrs. Prabhu, DeWilde, Wiggins, McCarthy and Sheehan. In the case of a termination due to a disability, all outstanding options and SSARs may be exercised, subject to the expiration date of such options and SSARs, for up to three years (depending on the plan and award agreement governing that option or SSAR) after such termination, but only to the extent the option or SSAR was exercisable on the date of the disability. In the case of a termination due to death, unvested options and SSAR awards fully vest and all outstanding option and SSAR awards may be exercised, subject to the expiration date of such awards, for up to one year after such termination. RSU awards do not automatically vest in the event an NEO becomes disabled or dies.
Retirement
Severance For Messrs. Prabhu, DeWilde, Wiggins, McCarthy and Sheehan. We are not obligated to pay any amounts over and above vested benefits if a NEO’s employment terminates because of retirement by a NEO.
Equity Awards For Messrs. Prabhu, DeWilde, Wiggins, McCarthy and Sheehan. In the event of a termination due to retirement on or after attaining the age of 55 years, all or a portion of each option award held, to the extent not then exercisable, shall become exercisable in accordance with the schedule below based upon one point for the NEO’s attained age and one point for each year of continuous service with the Company as of the date of retirement (including continuous service with an entity prior to the date such entity was acquired by the Company or an affiliate of the Company, but excluding any service prior to January 1, 1975), and all option awards held by the NEO to the extent then exercisable may be exercised at any time prior to the expiration date of the option award or within three years after the date of the NEO’s retirement, whichever period is shorter. There is no similar right in the case of RSU and PSU awards.
At least 70 but less than 80 points, 50% of each unvested award shall vest
At least 80 but less than 90 points, 75% of each unvested award shall vest
 At least 90 but less than 100 points, 100% of each unvested award shall vest
As of December 29, 2006, no NEO was eligible for any accelerated vesting under the point system described above.
Change in Control (Without Termination)
Equity Awards For Messrs. Prabhu, DeWilde, Wiggins, McCarthy and Sheehan. In the event that there is a change in control of the Company, the Company’s 2004 Incentive Compensation Plan and each individual award agreement provide that all option SSAR, RSU and PSU awards will become immediately vested and exercisable (as applicable) until they terminate pursuant to the terms of the award agreement or 2004 Incentive Compensation Plan terms. In such a situation, the PSUs will vest on a pro-rated basis (based on the performance metrics achieved to date), but in no event less than the target rate of one share for each PSU.
A change in control generally is any of the following events: (a) 20% or more of the Company’s securities are acquired by a single person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended); (b) during any two consecutive year period, the directors of the Company’s Board cease to constitute at least a majority of the Company’s Board; (c) the Company is acquired by or sells its assets to a third party, unless (i) the stockholders before such transaction continue to own more that 50% of the Company after such transaction, (ii) no single person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) owns 20% or more of the Company’s securities and (iii) a majority of the directors before such transaction continue to serve on the Company’s Board after such transaction; or (d) the stockholders of the Company approve a complete liquidation or dissolution of the Company.
Termination Following a Change in Control
Severance For Mr. DeWilde (and Messrs. Wiggins, McCarthy and Sheehan as of February 11, 2007). Under our Executive Continuity and Protection Program, a participant will become entitled to severance benefits in the event of a qualifying termination of employment, which occurs within 24 months after a change in control of the Company (as described below). In such cases, that NEO would receive severance benefits equal to two times that participant’s base salary and bonus target, a pro-rated bonus based on the number of months the participant had served in the year of termination, and approximately 20% of such participant’s base salary in lieu of benefits. In addition, the Company would be obligated to pay the amount of any excise taxes, together with the additional income tax related to such excess amounts, imposed upon the payments and benefits provided under this program. In exchange for the right to be covered by the Executive Continuity and Protection Program, the participant is required to (a) maintain the confidential information of the Company, (b) assign all intellectual property rights to the Company (to the extent not previously assigned), (c) for a 24 month restriction period, not compete with the Company (as an employee, stockholder (with limited exceptions), director, consultant and the like), not solicit for employment or employ any person who was employed by the Company within the six month period preceding the date of such hiring, and not induce any third party to terminate or not renew any relationship with the Company and (d) to execute a full release of all claims that the participant may have against the Company.
Severance For Messrs. Wiggins, McCarthy and Sheehan (until February 11, 2007). The now expired Change in Control Employment Agreements provided that if an individual’s employment was terminated either without cause (as discussed above) or the individual was constructively terminated (as discussed above) upon or after a change in control, then he would be entitled to receive a lump sum cash payment equal to the sum of (i) salary payments for 36 months plus a pro-rated share of the estimated amount of any target bonus that would have been payable for the bonus period that includes the termination date; (ii) the value of the incentive compensation, if any, to which he would have been entitled had he remained in the employ of the Company for 36 calendar months; (iii) if the triggering event was a change in control, an amount equal to 36 months of bonus at the target rate and (iv) the cash value of the individual’s employee benefits had they continued for a 36-month period following termination. In addition, the Company would be obligated to pay the amount of any excise taxes, together with the additional income tax related to such excess amounts, imposed upon the payments and benefits provided under these agreements. The Change in Control Employment Agreements with Messrs. Wiggins, McCarthy and Sheehan expired on February 11, 2007.
Severance For Messrs. Wiggins, McCarthy and Sheehan on December 29, 2006 Assuming Covered by the Executive Continuity and Protection Program. We are providing the following severance information assuming that the Executive Continuity and Protection Program had been in place for Messrs. Wiggins, McCarthy and Sheehan on December 29, 2006, and that such NEOs were terminated on that date. We believe that this information is helpful since Messrs. Wiggins, McCarthy and Sheehan are now parties to the Executive Continuity and Protection Program (but were not as of our fiscal year ended on December 29, 2006). In exchange for the right to be covered by the Executive Continuity and Protection Program, Messrs. Wiggins, McCarthy and Sheehan are required to agree to the restrictions outlined in the discussion above.

Termination without Cause
or Constructive Termination
Name	Benefit	Following Change in Control

Timothy J. Wiggins Executive Vice President & CFO	Cash Payments Excise Tax & Gross Up	$1,460,740 $640,800

Stephen M. McCarthy Executive Vice President Global Sales & Service	Cash Payments Excise Tax & Gross Up	$1,378,000 $542,027

James M. Sheehan Executive Vice President, CAO & General Counsel	Cash Payments Excise Tax & Gross Up	$1,121,100 $424,725

Table Quantifying Potential Termination Payments
The following table quantifies the amounts that each NEO would be entitled to receive following certain types of terminations or change in control. Each column in the following table is described in the above discussion. The amounts shown in the following tables are approximate and reflect certain assumptions that we have made in accordance with the SEC’s rules. These assumptions are that the termination of employment or change in control occurred on December 29, 2006 (the last day of our

2006 fiscal year) and that the value of a share of our stock on that day was $10.26, the closing price on December 29, 2006.
In addition, in keeping with the SEC’s rules, the following discussion and amounts do not include payments and benefits that are not enhanced by the termination of employment or change in control. These payments and benefits include: benefits accrued under the Company’s qualified profit sharing and savings plan in which all employees participate; accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally; amounts accumulated under the non-qualified deferred income plan; options and SSARs that have vested and become exercisable prior to the employment termination or change in control.
The following amounts for stock options and SSARs do not include the exercise amounts that the named executive would be required to pay in order to exercise such option(s), only the enhanced benefit or value exceeding such aggregate exercise price. Thus, option and SSAR awards with exercise prices of $10.26 or more per share are not included as such options and SSARs would have had no enhanced value on December 29, 2006. The following table does not include columns for voluntary termination or retirement since we are not obligated to pay any amounts over and above vested benefits in either termination scenario.
The amounts disclosed below for Messrs. Wiggins, McCarthy and Sheehan under the columns Termination without Cause or Constructive Termination and Termination without Cause or Constructive Termination Change in Control are what would have been paid on December 29, 2006, under the then effective Change in Control Employment Agreement. Those agreements terminated on February 11, 2007, and were replaced with the Executive Continuity Protection Program. Consequently, we have disclosed in the table above what would have been paid on December 29, 2006, had the Executive Continuity Protection Program been effective on that date.

						Termination
						without
						Cause or
		Termination				Constructive
		without			Change in	Termination
		Cause or			Control	Following
		Constructive			(without	Change in
Name	Benefit	Termination	Death	Disability	Termination)	Control

	Cash Payments	–		$120,000	–	–
Krish A. Prabhu	Option Vesting Acceleration	–	$350,068	–	$350,068	–
Chief Executive	PSU Vesting Acceleration	$286,254	$286,254	$286,254	$615,600	–
Officer and President	RSU Vesting Acceleration	–	–	–	$872,100	–
	Excise Tax & Gross Up	–	–	–	–	–
	AD&D	–	$450,000	–	–	–
	Life Insurance	–	$1,100,000	–	–	–

	Cash Payments	$3,254,080		$120,000	–	$4,234,743
Timothy J. Wiggins	Option Vesting Acceleration	–	$303,695	–	$303,695	–
Executive Vice	PSU Vesting Acceleration	$166,982	$166,982	$166,982	$359,100	–
President &	RSU Vesting Acceleration	–	–	–	$127,224	–
CFO	Excise Tax & Gross Up	–	–	–	–	$2,021,859
	AD&D	–	$450,000	–	–	–
	Life Insurance	–	$1,048,000	–	–	–

	Cash Payments	$2,816,699		$120,000	–	$3,792,464
Stephen M. McCarthy	Option Vesting Acceleration	–	$162,397	–	$162,397	–
Executive Vice	PSU Vesting Acceleration	$119,273	$119,273	$119,273	$256,500	–
President Global	RSU Vesting Acceleration	–	–	–	$125,993	–
Sales & Service	Excise Tax & Gross Up	–	–	–	–	$1,747,538
	AD&D	–	$450,000	–	–	–
	Life Insurance	–	$1,017,000	–	–	–

						Termination
						without
						Cause or
		Termination				Constructive
		without			Change in	Termination
		Cause or			Control	Following
		Constructive			(without	Change in
Name	Benefit	Termination	Death	Disability	Termination)	Control

	Cash Payments	$2,534,707		$120,000	–	$3,461,888
James M. Sheehan	Option Vesting Acceleration	–	$103,867	–	$103,867	–
Executive Vice	PSU Vesting Acceleration	$119,273	$119,273	$119,273	$256,500	–
President, CAO &	RSU Vesting Acceleration	–	–	–	$122,915	–
General Counsel	Excise Tax & Gross Up	–	–	–	–	$1,587,940
	AD&D	–	$450,000	–	–	–
	Life Insurance	–	$955,000	–	–	–

	Cash Payments	–		$120,000	–	$1,357,260
Carl A. DeWilde	Option Vesting Acceleration	–	$137,317	–	$137,317	$137,317
Executive Vice	PSU Vesting Acceleration	$119,273	$119,273	$119,273	$256,500	$256,500
President Broadband	RSU Vesting Acceleration	–	–	–	$164,160	$164,160
Products	Excise Tax & Gross Up	–	–	–	–	$510,558
	AD&D	–	$450,000	–	–	–
	Life Insurance	–	$1,009,000	–	–	–

Security Ownership of Certain Beneficial Owners

The table below sets forth certain information with respect to each person known by the Company (other than Mr. Birck, the Company’s Chairman), pursuant to a review of the filings with the SEC reporting holdings as of December 31, 2006, to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock of the Company.

Name of	Amount and Nature of	Percent of
Beneficial Owner	Beneficial Ownership	Class(3)

Columbia Wanger Asset Management, L.P. (1) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	31,748,500	7.23%

Lord, Abbett & Co. LLC(2) 90 Hudson Street Jersey City, NJ 07302	24,422,086	5.56%

(1)	Based on information filed with the SEC and provided to the Company by Columbia Wanger Asset Management, L.P. (WAM), WAM has sole voting power with respect to 30,448,500 shares, sole dispositive power with respect to 31,748,500 shares, shared voting power with respect to 1,300,000 shares and shared dispositive power with respect to no shares.

(2)	Based on information filed with the SEC and provided to the Company by Lord, Abbett & Co. LLC (LAC), LAC has sole dispositive power with respect to 24,422,086 shares and shared dispositive power with respect to no shares, and sole voting power with respect to 23,419,063 shares, and shared voting power with respect to no shares.

(3)	Based on the total number of shares outstanding on December 29, 2006, the last business day of 2006.

Security Ownership of Management

The table below sets forth certain information as of February 28, 2007, with respect to the beneficial ownership of the Company’s outstanding shares of Common Stock by each current director of the Company, each nominee to become a director, each NEO and all current executive officers and directors as a group.

	Amount and Nature of Beneficial Ownership

	Beneficial	Stock Awards
	Ownership	Exercisable	Total
Name of	(excluding stock	Within 60 Days	Beneficial	Percent
Beneficial Owner	options)(1)	of Feb. 28, 2007(2)	Ownership	of Class(3)

Directors and Nominees:

Michael J. Birck One Tellabs Center 1415 West Diehl Road Naperville, IL 60563	34,669,629	300,000	34,969,629 (4)	8.0%

Linda W. Beck	2,000	3,333	5,333	*

Bo Hedfors	6,000	48,000	54,000	*

Frank Ianna	6,000	21,666	27,666	*

Fred A. Krehbiel	105,000	37,000	142,000	*

Michael E. Lavin	6,000	50,000	56,000	*

Stephanie Pace Marshall, Ph.D.	36,000	15,000	51,000	*

Krish A. Prabhu	167,330	593,333	760,663	*

William F. Souders	20,000	52,000	72,000	*

Jan H. Suwinski	44,000	46,000	90,000	*

Other Named Executive Officers:

Timothy J. Wiggins	50,085	220,986	271,071	*

Stephen M. McCarthy	32,945	372,583	405,528	*

James M. Sheehan	46,794	269,073	315,867	*

Carl A. DeWilde	19,217	46,944	66,161	*

All current executive officers and directors as a group (18 persons)	35,300,728	2,582,977	37,883,705	8.6%

* Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Shares of Common Stock subject to options or other rights exercisable within 60 days of February 28, 2007, are deemed to be outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(3)	Based on 437,366,853 shares outstanding on February 28, 2007.

(4)	Includes 2,248,870 shares held by Mr. Birck’s spouse. Mr. Birck disclaims beneficial ownership of such shares. Also includes 15,861,437 shares held by Oak Street Investments, L.P., a family limited partnership of which Mr. Birck is a general partner.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC.
Based on a review of documents in the Company’s possession, and on written representations from reporting persons, we believe that during fiscal year 2006, all of the Company’s officers and directors filed on a timely basis all reports required by Section 16(a) of the Securities Exchange Act of 1934, except for Timothy J. Wiggins, an officer of the Company and Fred A. Krehbiel, a director of the Company, each of whom filed one late Form 4. Mr. Wiggins’ late Form 4 reported the vesting of a previously granted and reported restricted stock award, and Mr. Krehbiel’s late Form 4 reported the annual directors’ grant of an option and restricted stock award. You can obtain a copy of such reports by visiting the Company’s Web site at www.tellabs.com/investors.

Transactions with Related Persons

Kevin Birck, the son of Michael J. Birck, Chairman of the Board of the Company, is employed by the Company as Director in the Company’s global operations group. During fiscal year 2006, Kevin Birck earned an aggregate salary of approximately $150,939, and a bonus of approximately $21,523 under the Company’s broad-based bonus program, and participated in the Company’s other broad-based benefits plans. Michael J. Birck was not involved in determining the compensation of Kevin Birck.
Fred A. Krehbiel, a member of the Company’s Board of Directors and Nominating and Governance Committee is also the Co-Chairman of the Board and former Chief Executive Officer of Molex Incorporated, and based on information made available to the Company, beneficially owns, including with members of his family, more than 10% of the outstanding stock of Molex. Mr. Krehbiel’s brother is also a director, officer and stockholder of Molex. Further, Michael J. Birck, Chairman of the Board of the Company and a beneficial owner of greater than 5% of the Company’s outstanding stock, serves on the board of directors of Molex, and owns less than 1% of the outstanding stock of Molex. During the Company’s fiscal year ended December 29, 2006, the Company purchased product components from Molex. The aggregate amount of these purchases in 2006 was approximately $8 million. Neither Mr. Krehbiel nor Michael J. Birck was involved in the sales of these components to the Company by Molex nor negotiated any term or condition related to such sales.
During the past fiscal year, the Company is not aware of any other transactions in which any other director or other executive officer, or any other member of their immediate family of any director or executive officer, had a material direct or indirect interest reportable under applicable Securities and Exchange Commission rules.

Policies and Procedures for Review and Approval of
Related-Person Transactions

The Company believes that it has built a reputation for the highest levels of integrity in every aspect of its business. The Company prohibits transactions (regardless of amount, duration or subject matter) that involves an executive officer or Board member (or Board nominee) of the Company that might result in an actual or perceived conflict of interest with the Company. This policy includes executive officer’s and director’s family members as well as any entity or third party in which such person is employed, serves as an officer or director, or owns more than 10% of the Company’s outstanding stock. This policy requires that exceptions to this general prohibition be identified to the Company’s Audit and

Ethics Committee by such person prior to consummation of any such transaction and the review, and where appropriate, approval, of such transaction by the Company’s Audit and Ethics Committee. The general parameters of this policy are contained in the Company’s Integrity Policy as well as the Company’s Corporate Governance Guidelines. Both documents can be found on the Company’s Web site at www.tellabs.com/investors.
At least annually and upon the appointment or election of any new officer or director, the Company’s General Counsel reviews this policy with the executive management team as well as the Board of Directors. It is the responsibility of the Audit and Ethics Committee, with substantial assistance of the Company’s General Counsel, to implement and apply this policy. The Company enforces this policy by requiring each officer and director annually to respond to a comprehensive questionnaire that is designed to identify any proposed or existing transaction or relationship that may be in conflict with the Company’s Integrity Policy or Corporate Governance Guidelines.

Audit and Ethics Committee Report

The following Audit and Ethics Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.
The Audit and Ethics Committee of the Board of Directors has furnished the following report:
The Audit and Ethics Committee’s primary duties and responsibilities fall into four broad categories:

•	To serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system;

•	To appoint, compensate, retain and oversee the work of the Company’s independent auditor;

•	To oversee the work of the internal audit department and to provide it with organizational independence by providing it a direct reporting line to the Board of Directors; and

•	To oversee the Company’s compliance with legal and regulatory requirements and its code of ethics.
During the course of each fiscal year, the Audit and Ethics Committee devotes the attention that it deems necessary and appropriate to each of the matters assigned to it under the Committee’s charter. A current copy of the charter can be found on the Company’s Web site at www.tellabs.com/investors. The Committee believes that it has satisfied its Committee charter responsibilities for fiscal year 2006.
In overseeing the preparation of the Company’s financial statements, the Audit and Ethics Committee met with management and the Company’s internal and independent auditors to review and discuss all financial statements (including the Company’s audited financial statements), earnings releases and related SEC filings prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Committee’s review included discussion with the independent auditors of matters required to be discussed pursuant to Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit and Ethics Committee, among other things, has received the written disclosures and the letter from Ernst & Young LLP (the Company’s independent auditors) required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3600T and has discussed with Ernst & Young LLP matters relating to its independence, including disclosures made to the Committee and whether the provision of non-audit services by the auditors was compatible with the auditor’s independence. The Committee approves all non-audit services to be performed by the auditors as set forth in the Audit and Non-Audit Services Pre-Approval Policy. A copy of the policy is available on the Company’s Web site at www.tellabs.com/investors.
The Audit and Ethics Committee continued to monitor the scope and adequacy of the Company’s internal audit program, including proposals for adequate staffing and to strengthen internal procedures and controls, where and when appropriate.
The Company’s management is responsible for preparing the Company’s financial statements. The Company’s independent auditors are responsible for auditing the financial statements. The activities of the Audit and Ethics Committee are in no way designed to supersede or alter those responsibilities. The Committee’s role does not provide any particular assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.
Based upon its reviews and discussions and subject to the limitations on the roles and responsibilities of the Audit and Ethics Committee as described herein and in its charter, the Committee recommended to the Board of Directors that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2006, for filing with the Securities and Exchange Commission.
March 15, 2007
Michael E. Lavin (chairperson)
Bo Hedfors
William F. Souders
Jan Suwinski
Members of the Audit and Ethics Committee
as of December 29, 2006

Independent Auditor’s Fees and Services

In connection with the audit of the Company’s 2006 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP. The engagement agreement sets forth the terms by which Ernst & Young LLP will perform audit services for the Company, and includes alternative dispute resolution procedures and an exclusion of punitive damages.
The Company paid Ernst & Young LLP certain fees for services provided during fiscal years 2005 and 2006. Such fees were approximately as follows:

Year	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)	All Other Fees

2006	$2,268,427	$33,729	$312,376	$0
2005	$2,326,413	$54,900	$414,297	$0

(1)	Includes aggregate fees billed for Ernst &Young LLP’s audit of the Company’s management’s assessment of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002, in addition to fees related to their audit of the Company’s financial statements.

(2)	Includes aggregate fees billed for accounting consultations.

(3)	Includes aggregate fees billed for tax compliance, tax audit assistance, and tax planning and advice.

As set forth in the Audit and Ethics Committee Report, the Committee has considered and determined that the provisions of the non-audit services described above were compatible with maintaining the auditor’s independence. The Committee pre-approves all audit and non-audit services provided by Ernst & Young LLP to the Company and its subsidiaries and approves the overall scope and plans for their audit activities, including the adequacy of staffing and compensation. A current copy of the Company’s Audit and Non-Audit Services Pre-Approval Policy is available on the Company’s Web site at www.tellabs.com/investors.

Proposal to Ratify Appointment of Independent Auditors

The Audit and Ethics Committee has selected Ernst & Young LLP, independent auditors, as the Company’s independent auditors in 2007, as it has done since 1997. Although action by the stockholders in this matter is not required, the Audit and Ethics Committee believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of Company financial controls and reporting, and it will seriously consider stockholder input on this issue. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to answer appropriate questions and, if the representative so desires, to make a statement.
The following proposal will be presented for action at the Annual Meeting by direction of the Board:
RESOLVED, that action by the Audit and Ethics Committee appointing Ernst & Young LLP as the Company’s independent auditors to conduct the annual audit of the Company’s consolidated financial statements and management’s assessment of internal controls over financial reporting for the current fiscal year is hereby ratified, confirmed and approved.
THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

Future Stockholder Proposals, Director Nominations and
Stockholder Communications

For inclusion in the Company’s Proxy Statement and form of proxy with respect to the 2008 Annual Meeting of Stockholders, any proposals of stockholders must be received by the Secretary of the Company no later than November 16, 2007.
To nominate one or more directors for consideration at the 2008 Annual Meeting of Stockholders, a stockholder must provide notice, containing the information required by the Company’s by-laws, of the intent to make such nomination(s) by personal delivery or by mail to the Secretary of the Company, no later than November 16, 2007. Copies of those requirements will be sent to any stockholder upon written request. The Nominating and Governance Committee will evaluate any proposed nominees using similar criteria as used for other nominees and will consider such nominees in comparison to all other nominees. The Committee has no obligation to nominate any such individuals for election.
Additionally, if a proponent of a stockholder proposal at the 2008 Annual Meeting fails to provide notice of the intent to make such proposal by personal delivery or mail to the Secretary of the Company on or before November 16, 2007, (or by an earlier or a later date, if such date is hereafter established by amendment to the Company’s by-laws), then any proxy solicited by management may confer discretionary authority to vote on such proposal.

The Company welcomes communications from stockholders to the Board. Such communications should be addressed to the Secretary of the Company, who will review the communication and determine the appropriate handling of the communication. Alternatively, you may make contact through the Company’s Web site at www.tellabs.com/investors.

Other Matters

Management knows of no other matters that will be brought before the Annual Meeting, but if such matters are properly presented, the proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies.
By Order of the Board of Directors,
James M. Sheehan
Secretary
March 15, 2007

Directions to the 2007 Annual Meeting of Stockholders

Report printed entirely on recycled paper.

ATTN: JAMES SHEEHAN
1415 W. DIEHL ROAD
NAPERVILLE, IL 60563
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 25, 2007, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Tellabs, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time April 25, 2007, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign, and date your proxy card and return it as soon as possible in the postage-paid envelope we have provided or return it as soon as possible to Tellabs, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TELLA1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TELLABS, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH DIRECTOR AND “FOR” THE RATIFICATION OF THE COMPANY’S INDEPENDENT AUDITORS.				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of four directors
	Nominees:	01) Michael J. Birck	03) Krish A. Prabhu
		02) Fred A. Krehbiel	04) Linda Beck	☐	☐	☐

		For	Against	Abstain

2.	Ratification of Ernst & Young LLP as Independent Auditors.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

Please sign name exactly as imprinted (do not print).

NOTE: Executors, administrators, trustees and others signing in a representative capacity should indicate the capacity in which they sign. If shares are held jointly, EACH stockholder should sign.

For comments, please check this box and write them on the back where indicated.	Yes	No	☐

Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

PROXY
One Tellabs Center, 1415 W. Diehl Road, Naperville, IL 60563
This Proxy is Solicited By the Board of Directors
          The undersigned stockholder(s) of Tellabs, Inc., a Delaware corporation, does (do) hereby constitute and appoint James M. Sheehan and Timothy J. Wiggins, and each of them, the true and lawful attorney(s) of the undersigned with full power of substitution, to appear and act as the proxy or proxies of the undersigned at the Annual Meeting of Stockholders of said corporation to be held at The Abbington, 3S002 Route 53, Glen Ellyn, IL 60137, on Thursday, April 26, 2007 at 2:00 p.m. Central Daylight Time, and at any adjournment thereof, and to vote all the shares of said corporation standing in the name of the undersigned, or which the undersigned may be entitled to vote, as fully as the undersigned might or could do if personally present, as set forth herein.
          This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR the election of each director and FOR the ratification of the Company’s independent auditors for 2007.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)
(Please mark this proxy, date and sign it on the reverse side hereof and return it in the enclosed envelope.)
(Continued and to be signed on the reverse side)